UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 31, 2012 (May 30, 2012)

CRACKER BARREL OLD COUNTRY STORE, INC.

(Exact Name of Registrant as Specified in its Charter)

Tennessee	001-25225	62-0812904
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 Hartmann Drive, Lebanon, Tennessee 37087

(Address of Principal Executive Offices) (Zip code)

(615) 444-5533

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 30, 2012, the Board of Directors (the “Board”) of Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Company”), pursuant to the Company’s Bylaws and in accordance with its Charter, increased the size of the Board from 11 to 13 members. On May 31, 2012, the Company issued the press release that is furnished as Exhibit 99.1 to this Current Report on Form 8-K and that is incorporated by reference into this Item announcing that the Company elected Thomas H. Barr and Glenn A. Davenport, effective immediately, to serve as directors and fill the vacancies created by the increase to the size of the Board. Messrs. Barr and Davenport, who were elected to the Board on May 30, 2012, have not yet been appointed to any committees of the Board.

There are no arrangements or understandings between Mr. Barr or Mr. Davenport, on the one hand, and any other persons, on the other hand, pursuant to which either Mr. Barr or Mr. Davenport was selected as a director of the Company. Neither Mr. Barr nor Mr. Davenport has been a party to any transactions that would be required to be reported under Item 404(a) of Regulation S-K in this Current Report on Form 8-K. The Company did not enter into any material plan, contract or arrangement with, and did not make a grant or award to, either of Mr. Barr or Mr. Davenport in connection with his respective election to the Board.

In addition, directors Robert V. Dale and B.F. (“Jack”) Lowery have informed the Company that they do not intend to stand for election to the Company’s Board when their terms expire at the Company’s next annual meeting of shareholders. Messrs. Dale and Lowery will continue to serve as directors until that time. Neither Mr. Dale’s nor Mr. Lowery’s decision to retire is due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits

(d) Exhibits.

99.1	Press Release issued by Cracker Barrel Old Country Store, Inc., dated as of May 31, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2012	CRACKER BARREL OLD COUNTRY STORE, INC.

	By:	/s/ Lawrence E. Hyatt
	Name:	Lawrence E. Hyatt
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by Cracker Barrel Old Country Store, Inc., dated as of May 31, 2012